As filed with the Securities and Exchange Commission on April 3, 2020

File No. 333-236866

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.	☐

Post-Effective Amendment No. 1	☒

PIMCO Variable Insurance Trust

(Exact name of Registrant as Specified in Charter)

650 Newport Center Drive

Newport Beach, California 92660

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including area code:

(888) 877-4626

Douglas P. Dick, Esq. Brendan C. Fox, Esq. Adam T. Teufel, Esq. Dechert LLP 1900 K Street, N.W. Washington, D.C. 20006	Ryan G. Leshaw, Esq. Senior Vice President, Senior Counsel Pacific Investment Management Company LLC 650 Newport Center Drive Newport Beach, California 92660
(Name and Address of Agent for Service)

  ______________________________________________________

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

The purpose of this Post-Effective Amendment filing is to file a revised Opinion of Counsel Regarding the Legality of the Securities Being Registered for the reorganization of the PIMCO All Asset All Authority Portfolio with and into the PIMCO All Asset Portfolio.

The Registrant hereby incorporates by reference the Information Statement/Prospectus and Statement of Additional Information filed on Form N-14, File No. 333-236866, on March 3, 2020 (Accession Number 0001193125-20-060476).

PART C

Other Information

Item 15. Indemnification

Reference is made to Article IX of the Registrant’s Trust Instrument (Exhibit (1)(a)) which is incorporated by reference herein.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s Trust Instrument, its By-Laws or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by trustees, officers or controlling persons of the Registrant in connection with the successful defense of any act, suit or proceeding) is asserted by such trustees, officers or controlling persons in connection with shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

Item 16. Exhibits

(1)	Charter of Registrant

	a.	Amended and Restated Trust Instrument dated November 4, 2014(13)

	b.	Certificate of Trust dated October 3, 1997(1).

(2)	By-laws

	a.	Amended and Restated By-Laws dated November 4, 2014(13).

(3)	Voting Trust Agreement – Inapplicable

(4)	Agreement of Reorganization

	a.	Form of Agreement and Plan of Reorganization – Filed as an Appendix to the Information Statement/Prospectus(22).

(5)	Instruments Defining the Rights of Holders of the Securities being Registered

	a.	See the Amended and Restated Trust Instrument (Exhibit 1(a) above) and the Amended and Restated By-Laws (Exhibit 2(a) above).

(6)	Investment Advisory Contracts

	a.	Amended and Restated Investment Advisory Contract dated February 23, 2009(4)

(i) Supplement to Amended and Restated Investment Advisory Contract relating to PIMCO Global Core Bond (Hedged) Portfolio and PIMCO Dynamic Bond Portfolio dated February 28, 2011(7)

(ii) Supplement to Amended and Restated Investment Advisory Contract relating to PIMCO Balanced Allocation Portfolio dated November 8, 2011(8)

(iii) Supplement to Amended and Restated Investment Advisory Contract relating to PIMCO Global Diversified Allocation Portfolio dated February 28, 2012(9)

(iv) Supplement to Amended and Restated Investment Advisory Contract relating to PIMCO Income Portfolio dated February 23, 2016(16)

			(v)	Supplement to Amended and Restated Investment Advisory Contract relating to PIMCO Balanced Allocation Portfolio and PIMCO Global Core Bond (Hedged) Portfolio dated October 21, 2016(18)

			(vi)	Supplement to Amended and Restated Investment Advisory Contract relating to PIMCO Short Asset Portfolio dated February 14, 2017(19)

			(vii)	Supplement to Amended and Restated Investment Advisory Contract relating to PIMCO Dynamic Bond Portfolio dated October 2, 2017(20)

		b.	Amended and Restated Asset Allocation Sub-Advisory Agreement relating to All Asset Portfolio and All Asset All Authority Portfolio dated December 1, 2010(7)

			(i)	Supplement to Amended and Restated Asset Allocation Sub-Advisory Agreement relating to All Asset Portfolio and All Asset All Authority Portfolio dated December 1, 2012(11)

(7)		Distribution Contracts

		a.	Amended and Restated Distribution Contract dated April 1, 2012(9)

			(i)	Supplement to Amended and Restated Distribution Contract relating to the PIMCO Income Portfolio dated February 23, 2016(16)

(8)		Bonus or Profit Sharing Contracts – Inapplicable

(9)		Custodian Agreements

		a.	Custody and Investment Accounting Agreement dated January 1, 2000(4)

			(i)	Amendment to Custody and Investment Accounting Agreement dated June 8, 2001(4)

			(ii)	Amendment to Custody and Investment Accounting Agreement dated March 30, 2010(5)

			(iii)	Amended Appendix A to Custody and Investment Accounting Agreement dated March 17, 2016(17)

(10)		Rule 12b-1 and Rule 18f-3 Plans

		a.	Distribution and Servicing Plan for Advisor Class Shares dated April 1, 2012 (9)

		b.	Distribution and Servicing Plan for Class M Shares dated April 1, 2012 (9)

		c.	Second Amended and Restated Services Plan for Administrative Class Shares dated April 1, 2012 (9)

		d.	Amended and Restated Multi-Class Plan adopted pursuant to Rule 18f-3 dated April 1, 2012(9)

(11)		Opinion of Counsel Regarding Legality of the Securities Being Registered – Filed herewith.

(12)		Tax Opinion – To be filed by amendment.

(13)		Other Material Contracts

		a.	Supervision and Administration Agreement dated August 11, 2008(4)

			(i)	Supplement to Supervision and Administration Agreement relating to PIMCO Global Managed Asset Allocation Portfolio dated August 12, 2008(4)

			(ii)	Supplement to Supervision and Administration Agreement relating to PIMCO Global Core Bond (Hedged) Portfolio and PIMCO Dynamic Bond Portfolio dated February 28, 2011(7)

			(iii)	Supplement to Supervision and Administration Agreement relating to PIMCO Balanced Allocation Portfolio dated November 8, 2011(8)

			(iv)	Supplement to Supervision and Administration Agreement relating to PIMCO Global Diversified Allocation Portfolio dated February 28, 2012(9)

			(v)	Supplement to Supervision and Administration Agreement relating to PIMCO Income Portfolio dated February 23, 2016(16)

			(vi)	Supplement to Supervision and Administration Agreement relating to PIMCO Balanced Allocation Portfolio and PIMCO Global Core Bond (Hedged) Portfolio dated October 21, 2016(19)

			(vii)	Amendment to Supervision and Administration Agreement dated February 28, 2012(9)

			(viii)	Amendment to Supervision and Administration Agreement dated February 13, 2018(20)

	b.		Form of Participation Agreement(20)

	c.		Form of Services Agreement for Administrative Class Shares(15)

	d.		Form of Services Agreement for Class M Shares(15)

	e.		Form of PIMCO Services Agreement for Administrative Class Shares(15)

	f.		Form of PIMCO Services Agreement for Advisor Class Shares(15)

	g.		Form of PIMCO Services Agreement for Class M Shares(15)

	h.		Form of PIMCO Services Agreement for Institutional Class Shares(15)

	i.		Form of Selling Agreement for Advisor Class Shares(15)

	j.		Form of Selling Agreement for Class M Shares(15)

	k.		Amended and Restated Fee Waiver Agreement relating to PIMCO Cayman Commodity Portfolio I, Ltd. dated February 23, 2009(4)

	l.		Amended and Restated Fee Waiver Agreement relating to PIMCO Cayman Commodity Portfolio II, Ltd. dated February 23, 2009(4)

	m.		Third Amended and Restated Expense Limitation Agreement dated June 1, 2018(21)

	n.		Third Amended and Restated Expense Limitation Agreement relating to All Asset All Authority Portfolio dated September 26, 2012(10)

	o.		Third Amended and Restated Expense Limitation Agreement relating to All Asset Portfolio dated September 26, 2012(10)

	p.		Fourth Amended and Restated Fee Waiver Agreement relating to PIMCO Global Managed Asset Allocation Portfolio dated July 25, 2011(10)

	q.		Fee Waiver Agreement relating to PIMCO Balanced Allocation Portfolio dated April 10, 2012(9)

	r.		Fee Waiver Agreement relating to PIMCO Global Diversified Allocation Portfolio dated February 28, 2012(9)

	s.		PIMCO Cayman Commodity Portfolio I Ltd. Appointment of Agent for Service of Process dated April 25, 2008(2)

	t.		PIMCO Cayman Commodity Portfolio II Ltd. Appointment of Agent for Service of Process dated December 16, 2008(3)

	u.		Amended and Restated Transfer Agency and Service Agreement dated May 14, 2015(15)

			(i).	Amendment to Amended and Restated Transfer Agency and Service Agreement dated July 17, 2018(21)

(14)	Other Opinions

	a.		Consent of Independent Registered Public Accounting Firm(22)

(15)	Omitted Financial Statements – Inapplicable

(16)	Powers of Attorney (22)

(17)	Additional Exhibits – Inapplicable

(1)	Incorporated by reference from the initial Registration Statement filed on October 3, 1997.
(2)	Incorporated by reference from Post-Effective Amendment No. 34 to the Registration Statement filed April 29, 2008.
(3)	Incorporated by reference from Post-Effective Amendment No. 37 to the Registration Statement filed December 22, 2008.
(4)	Incorporated by reference from Post-Effective Amendment No. 38 to the Registration Statement filed April 30, 2009.
(5)	Incorporated by reference from Post-Effective Amendment No. 42 to the Registration Statement filed April 30, 2010.
(6)	Incorporated by reference from Post-Effective Amendment No. 43 to the Registration Statement filed January 11, 2011.
(7)	Incorporated by reference from Post-Effective Amendment No. 44 to the Registration Statement filed March 28, 2011.
(8)	Incorporated by reference from Post-Effective Amendment No. 49 to the Registration Statement filed December 13, 2011.
(9)	Incorporated by reference from Post-Effective Amendment No. 55 to the Registration Statement filed April 18, 2012.
(10)	Incorporated by reference from Post-Effective Amendment No. 59 to the Registration Statement filed December 5, 2012.
(11)	Incorporated by reference from Post-Effective Amendment No. 61 to the Registration Statement filed February 4, 2013.
(12)	Incorporated by reference from Post-Effective Amendment No. 68 to the Registration Statement filed January 27, 2014.
(13)	Incorporated by reference from Post-Effective Amendment No. 75 to the Registration Statement filed on November 7, 2014.
(14)	Incorporated by reference from Post-Effective Amendment No. 78 to the Registration Statement filed April 24, 2015.
(15)	Incorporated by reference from Post-Effective Amendment No. 80 to the Registration Statement filed December 14, 2015.
(16)	Incorporated by reference from Post-Effective Amendment No. 81 to the Registration Statement filed February 26, 2016.
(17)	Incorporated by reference from Post-Effective Amendment No. 84 to the Registration Statement filed April 29, 2016.
(18)	Incorporated by reference from Post-Effective Amendment No. 85 to the Registration Statement filed February 23, 2017.
(19)	Incorporated by reference from Post-Effective Amendment No. 87 to the Registration Statement filed April 27, 2017.
(20)	Incorporated by reference from Post-Effective Amendment No. 89 to the Registration Statement filed April 26, 2018.
(21)	Incorporated by reference from Post-Effective Amendment No. 91 to the Registration Statement filed April 29, 2019
(22)	Incorporated by reference from the Registration Statement on Form N-14 filed on March 3, 2020.

Item 17. Undertakings

(1) The undersigned registrant undertakes to file a post-effective amendment to this registration statement upon the closing of the reorganization described in this registration statement that contains an opinion of counsel supporting the tax matters.

SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the City of Washington in the District of Columbia, on the 3rd day of April, 2020.

PIMCO VARIABLE INSURANCE TRUST
(Registrant)

By: Eric D. Johnson*, President

*By: /s/ Adam T. Teufel
Adam T. Teufel
as attorney-in fact

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
Brent R. Harris*	Trustee	April 3, 2020
George E. Borst*	Trustee	April 3, 2020
Jennifer H. Dunbar*	Trustee	April 3, 2020
Kym M. Hubbard*	Trustee	April 3, 2020
Gary F. Kennedy*	Trustee	April 3, 2020
Peter B. McCarthy*	Trustee	April 3, 2020
Ronald C. Parker*	Trustee	April 3, 2020
Peter G. Strelow*	Trustee	April 3, 2020
Eric D. Johnson*	President (Principal Executive Officer)	April 3, 2020
Bradley A. Todd*	Treasurer (Principal Financial and Accounting Officer)	April 3, 2020

*By:	/s/ Adam T. Teufel
Adam T. Teufel
as attorney-in-fact

*Pursuant to Powers of Attorney previously filed.

EXHIBIT INDEX

11	Opinion of Counsel Regarding Legality of the Securities Being Registered